EXHIBIT 1



                              TRANSACTION AGREEMENT

                                  BY AND AMONG

                            SOTHEBY'S HOLDINGS, INC.,
                             A MICHIGAN CORPORATION

                                       AND

                        THE INVESTORS LISTED ON EXHIBIT A




                          DATED AS OF SEPTEMBER 7, 2005


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                                    CONTENTS

SECTION                                                                 PAGE

1.    Definitions..........................................................1
2.    Conversion; Purchase and Sale........................................4
      2.1      Voluntary Conversion and Purchase of Shares.................4
      2.2      Automatic Conversion........................................4
      2.3      Closing; Closing Deliveries.................................4
3.    Representations and Warranties of the Investors......................5
      3.1      Organization................................................5
      3.2      Authority Relative to this Agreement........................5
      3.3      No Conflict; Required Filings and Consents..................6
      3.4      No Commissions..............................................6
      3.5      Title to Shares.............................................6
      3.6      Litigation..................................................6
      3.7      No Agreements or Understandings.............................6
      3.8      Private Placement...........................................7
4.    Representations and Warranties of the Company........................7
      4.1      Organization................................................7
      4.2      Authority Relative to this Agreement........................8
      4.3      No Conflict; Required Filings and Consents..................8
      4.4      Authorization of Conversion Shares..........................8
      4.5      No Commissions..............................................8
      4.6      Litigation..................................................8
      4.7      Board Actions; Fairness Opinion.............................9
      4.8      Listing of Shares...........................................9
5.    Additional Agreements................................................9
      5.1      Further Assurances..........................................9
      5.2      Press Releases..............................................9
      5.3      Standstill..................................................9
      5.4      Restrictions on Transfer...................................11
      5.5      Composition of Board of Directors and Committees...........11
      5.6      Reporting..................................................12
6.    Registration Rights.................................................12
      6.1      Demand Registration........................................12
      6.2      Piggyback Registrations....................................13
      6.3      Allocation of Shares to be Registered......................14
      6.4      Registration Procedures....................................14
      6.5      Indemnification; Contribution..............................17
      6.6      Registration Expenses......................................19
7.    Miscellaneous.......................................................20
      7.1      Notices....................................................20
      7.2      Assignment; Binding Effect; No Third-Party Rights..........21
      7.3      Entire Agreement...........................................21
      7.4      Expenses...................................................21
      7.5      Waivers; Amendments........................................21
      7.6      Reformation and Severability...............................21
      7.7      Governing Law..............................................22


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      7.8      Consent to Jurisdiction....................................22
      7.9      Waiver of Jury Trial.......................................22
      7.10     Counterparts...............................................23
      7.11     Construction...............................................23
      7.12     Specific Performance.......................................23
      7.13     Survival of Representations and Warranties.................23

EXHIBITS

EXHIBIT A...INVESTORS

ANNEXES

ANNEX I.....FORM OF CONVERSION NOTICE


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                              TRANSACTION AGREEMENT

THIS TRANSACTION AGREEMENT is made and entered into as of September 7, 2005, by and among:

(1) SOTHEBY'S HOLDINGS, INC., a corporation organized under the laws of Michigan (the COMPANY); and

(2) those investors set forth on Exhibit A (each an INVESTOR, with each of A. Alfred Taubman and Robert S. Taubman also being deemed an INVESTOR (but it being understood and agreed that neither A. Alfred Taubman nor Robert S. Taubman owns any shares of Class B Stock or is exchanging any shares), and collectively, the INVESTORS).

RECITALS:

WHEREAS, the Investors collectively own beneficially and of record an aggregate of 14,034,158 shares (the SHARES) of Class B Common Stock, par value $0.10 per share, of the Company (CLASS B STOCK), each of which is convertible at the option of the holder thereof into one share of Class A Limited Voting Common Stock, par value $0.10 per share, of the Company (CLASS A STOCK);

WHEREAS, the Company and the Investors desire to engage in a transaction in which the Company and the Investors will exchange all Shares for a combination of (1) 7,100,000 shares of Class A Stock and (2) U.S.$168,409,896 (the
TRANSACTION);

WHEREAS, the Transaction shall be effected by means of (1) the conversion by each Investor of a portion of the Shares held by such Investor into shares of Class A Stock on a one-for-one basis in accordance with the terms of Article III(2)(D) of the Company's Third Amended and Restated Articles of Incorporation (the ARTICLES) and (2) the acquisition by the Company from each Investor of the remainder of the Shares held by such Investor for cash, in each case, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, immediately following the completion of the Transaction, the outstanding shares of Class B Stock will constitute less than fifty percent (50%) of the aggregate voting power of all of the issued and outstanding shares of Class A Stock and Class B Stock, and, as a result thereof, each then outstanding share of Class B Stock will be automatically converted into one share of Class A Stock without any action of the holder thereof pursuant to
Article III(2)(D) of the Articles.

NOW, THEREFORE, in consideration of and subject to the premises and the mutual agreements, terms and conditions contained in this Agreement, the benefits to be derived therefrom and other good and valuable consideration, the receipt and the sufficiency of which are hereby acknowledged, the parties agree as follows:

1. DEFINITIONS

1.1 As used in this Agreement, the following terms used are defined as follows, except where the context of this Agreement clearly indicates otherwise:

     AFFILIATE of any Person means any other Person that (a) is controlled by such first Person; (b) is controlled by another Person that also controls such first Person; (c) controls such first Person; (d)


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     in the case of an individual,  is such Person's spouse, parent or child; or
     (e) is a trust of which such first Person or such first Person's immediate family member(s) is a beneficiary. For purposes hereof, the terms "control" and "controlled" mean direct or indirect ownership of more than fifty percent (50%) of the votes entitled to be cast in the election of directors or managers or the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise.

     AGREEMENT means this Transaction Agreement, by and among the Company and the Investors, including the attached Exhibits and Annexes, as the same may, from time to time, be modified, supplemented and amended.

     ARTICLES has the meaning ascribed to it in the third recital.

     BLACKOUT PERIOD has the meaning ascribed to it in SECTION 6.1(B).

     CLAIMS has the meaning ascribed to it in SECTION 6.5(A).

     CLASS A STOCK has the meaning ascribed to it in the first recital.

     CLASS B STOCK has the meaning ascribed to it in the first recital.

     CLOSING means the completion of the Transaction.

     CLOSING DATE means the date on which the Closing shall occur.

     CODE has the meaning ascribed to it in SECTION 5.6.

     COMPANY has the meaning ascribed to it in the preamble.

     CONSENT means any approval, consent, authorization, waiver, notice, filing or exemption to, from, or with respect to a specified action.

     CONVERSION NOTICE has the meaning ascribed to it in SECTION 2.1.

     CONVERSION SHARES has the meaning ascribed to it in SECTION 2.1.

     CONVERTED SHARES has the meaning ascribed to it in SECTION 2.1.

     DEMAND REQUEST has the meaning ascribed to it in SECTION 6.1(A).

     EFFECTIVE PERIOD has the meaning ascribed to it in SECTION 6.4(A)(III).

     EXCHANGE ACT has the meaning ascribed to it in SECTION 5.3.

     GOVERNMENTAL AUTHORITY means any court, government or political subdivision or department thereof, any governmental or regulatory body, board, bureau, arbitrator or alternative dispute resolution body, administrative agency or commission, securities exchange or other governmental agency or instrumentality of competent jurisdiction.

     GOVERNMENTAL CONSENT means a Consent of any Governmental Authority.


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     INVESTOR and INVESTORS have the meanings ascribed to them in the preamble.

     LAW means any applicable international, foreign, national, provincial, state or local (or other political subdivision) statute, law (including common law), ordinance, order, rule, regulation or binding requirement of a Governmental Authority.

     MAXIMUM NUMBER has the meaning ascribed to it in SECTION 6.3.

     NOTICE has the meaning ascribed to it in SECTION 7.1.

     PARTICIPATING   INVESTOR  has  the  meaning   ascribed  to  it  in  SECTION
     6.4(A)(II).

     PARTIES means the Company and the Investors, each of which being a PARTY.

     PERSON means any individual, firm, corporation, partnership, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

     PIGGY-BACK REGISTRATION has the meaning ascribed to it in SECTION 6.2.

     PIGGY-BACK REQUEST has the meaning ascribed to it in SECTION 6.2.

     PROCEEDING means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

     PURCHASED SHARES has the meaning ascribed to it in SECTION 2.1.

     REGISTRABLE SHARES has the meaning ascribed to it in SECTION 6.1(A).

     REPRESENTATIVES means, with respect to any Person, any of such Person's officers, directors, employees, agents, attorneys, accountants, consultants, equity partners or financial advisors or other Persons acting on behalf of such Person.

     SEC has the meaning ascribed to in SECTION 5.3.

     SECURITIES ACT means the U.S. Securities Act of 1933, as amended.

     SHARES has the meaning ascribed to it in the first recital.

     TRANSACTION has the meaning ascribed to it in the second recital.

     U.S.$ or U.S. DOLLARS means United States dollars.

1.2  In this Agreement:

     (a)  words   denoting   persons   shall   include   bodies   corporate  and
          unincorporated associations of persons;

     (b) subject to SECTION 7.2, references to a party include references to the successors or assigns (immediate or otherwise) of that party.


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2. CONVERSION; PURCHASE AND SALE

2.1  VOLUNTARY  CONVERSION  AND PURCHASE OF
     SHARES

     On the terms and subject to conditions of this Agreement, at the Closing, each Investor shall (i) voluntarily convert that number of Shares set forth opposite the name of such Investor on EXHIBIT A under the heading "Converted Shares" (the CONVERTED SHARES) into shares of Class A Stock on a one-for-one basis pursuant to Article III(2)(D) of the Articles (the shares of Class A Stock issued upon such conversion, CONVERSION SHARES) by surrender at the Closing of certificates representing the Shares to be so converted, if such Shares are certificated, and a notice of conversion in the form of ANNEX I duly executed by such Investor (a CONVERSION NOTICE) and (ii) sell, assign, transfer and deliver to the Company, and the Company shall acquire from such Investor, that number of Shares set forth opposite the name of such Investor on EXHIBIT A under the heading "Purchased Shares" (the PURCHASED SHARES), in exchange for cash in an amount equal to that amount set forth opposite the name of such Investor on EXHIBIT A under the heading "Purchase Amount."

2.2  AUTOMATIC CONVERSION

     Each of the parties acknowledges and agrees that the Transaction will result in the automatic conversion of each share of Class B Stock outstanding immediately after the Closing into one share of Class A Stock, without any action by the holder thereof, pursuant to Article III(2)(D) of the Articles.

2.3  CLOSING; CLOSING DELIVERIES

(a) The Closing shall take place on the date of this Agreement at a time mutually agreed by the parties at the offices of Allen & Overy LLP, 1221 Avenue of the Americas, New York, New York 10020.

(b)  At the Closing:

     (i) the Company shall deliver to each Investor:

          (A) one of more certificates representing the Conversion Shares into which such Investor has converted Shares, which certificates shall be in definitive form and registered in the name of such Investor as set forth on EXHIBIT A, and shall bear a legend substantially in the following form:

               THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ACQUIRED IN A TRANSACTION THAT WAS NOT REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY STATE, AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF SUCH ACT OR LAWS AND (2) IN COMPLIANCE WITH THE PROVISIONS OF THE TRANSACTION AGREEMENT, DATED AS OF SEPTEMBER 7, 2005, BY AND AMONG SOTHEBY'S HOLDINGS, INC. (THE COMPANY) AND THE INVESTORS


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               LISTED ON  EXHBIT A THERETO  (A COPY OF WHICH IS ON FILE WITH THE
               COMPANY).

          (B) by wire transfer to the bank account(s) set forth opposite of name of such Investor on EXHIBIT A, immediately available funds in U.S. dollars in an amount equal to that amount set forth opposite the name of such Investor on EXHIBIT A under the heading "Purchase Amount;" and

          (ii) each Investor shall deliver to the Company one or more certificates representing the number of Shares set forth opposite the name of such Investor on EXHIBIT A, if such Shares are so certificated, together with a duly executed Conversion Notice with respect to such Investor's Converted Shares, and, if applicable, duly executed stock powers, endorsed in blank, with appropriate transfer tax stamps, if any, affixed, with respect to such Investor's Purchased Shares.

3. REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

      Each Investor, severally and not jointly, hereby represents and warrants to the Company that the representations and warranties set forth in this
      ARTICLE 3 are true and correct on the date of this Agreement.

3.1   ORGANIZATION

      Such Investor (other than any Investor who is a natural person) is duly organized, validly existing and (if the concept is applicable) in good standing under the laws of its jurisdiction of organization, has the requisite power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. Such Investor (other than any Investor who is a natural person) is duly qualified to do business in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification necessary, except where the failure to be so qualified would not adversely affect the ability of such Investor to consummate the Transaction or result in material penalties.

3.2   AUTHORITY RELATIVE TO THIS AGREEMENT

      Such Investor has all necessary power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery by such Investor (other than any Investor who is a natural person) of this Agreement and the consummation of the Transaction have been duly authorized and all other proceedings on the part of such Investor necessary to authorize this Agreement and the Transaction have been taken. This Agreement has been duly executed and delivered by such Investor, and assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Investor, enforceable in accordance with its terms. If such Investor is married and such Investor's Shares constitute community property, or spousal or other approval is otherwise required for this Agreement to be legal, valid and binding, this Agreement has been authorized, executed and delivered by, and constitutes a legal, valid and binding obligation of, such Investor's spouse. No trust of which such Investor is trustee requires the consent of any beneficiary thereof to the execution and delivery of this Agreement.


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3.3  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

(a) The execution, delivery and performance of this Agreement by such Investor do not (i) conflict with or violate the charter or other organizational document of such Investor (other than any Investor who is a natural person), (ii) conflict with or violate any Law or order applicable to such Investor or (iii) breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit under, or the creation of a lien on any of such Investor's assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other instrument or obligation to which such Investor is a party, except in the case of clause (iii) as would not adversely affect the ability of such Investor to consummate the Transaction or result in material penalties.

(b) The execution, delivery and performance by such Investor of this Agreement do not require any Governmental Consent to be obtained by such Investor.

3.4  NO COMMISSIONS

     Other than Goldman, Sachs & Co., the fees of which shall be paid by the Investors, no Person has or will have, as a result of the Transaction, any right, interest or valid claim against or upon any party for any commission, fee or other compensation as a finder or broker because of any act or omission by such Investor or any of its Representatives.

3.5  TITLE TO SHARES

     Such Investor is the record and beneficial owner of, or is the trustee of a trust that is the record holder of, and the beneficiaries of which are the beneficial owners of, and has good and marketable title to, that number of Shares set forth opposite the name of such Investor on EXHIBIT A. Such Investor does not own, beneficially or of record, any securities of the Company other than such Shares or as set forth on SCHEDULE 3.5. The Transaction will not constitute a violation of any preemptive, preferential or first refusal rights enforceable against such Investor. Upon delivery to the Company at Closing of certificates, if such Purchased Shares are certificated, representing such Investor's Purchased Shares, duly endorsed by such Investor for transfer to the Company, and upon such Investor's receipt of the applicable purchase price therefor, the Company will acquire all of such Investor's rights and interests in such Investor's Purchased Shares, free of any adverse claim on title to such Shares.

3.6  LITIGATION

     There are not any (i) Proceedings pending or, to the knowledge of such Investor, threatened against or affecting such Investor or any of its Affiliates or (ii) investigations by any Governmental Authority that are pending or, to the knowledge of such Investor, threatened against or affecting such Investor or any of its Affiliates that, in either case, would, individually or in the aggregate, adversely affect the ability of such Investor to consummate the Transaction.

3.7  NO AGREEMENTS OR UNDERSTANDINGS

     Such Investor is not a party to any contract, arrangement, understanding or relationship (legal or otherwise) with any other Person (including any other Investor) with respect to any securities of the Company, including but not limited to transfer or voting of any securities of the Company,


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     finder's fees, joint ventures, loan or option arrangements,  puts or calls, guarantees of profits, division of profits or loss or the giving or withholding of proxies, or the proceeds and Conversion Shares to be received pursuant to the Articles and this Agreement.

3.8  PRIVATE PLACEMENT

(a) Such Investor is acquiring the Conversion Shares for its own account, for investment and not with a view to the resale or distribution thereof in violation of any applicable Law.

(b) Such Investor understands that the Conversion Shares will be issued in a transaction exempt from the registration or qualification requirements of the Securities Act and any applicable state securities Laws, and that the Conversion Shares must be held indefinitely unless a subsequent disposition thereof is registered or qualified under the Securities Act and such Laws or is exempt from such registration or qualification.

(c)  Such Investor:

     (i) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Conversion Shares and the Transaction and that it has requested from the Company;

     (ii) has had an opportunity to discuss with the management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access;

     (iii)can bear the economic risk of an investment in the Conversion Shares indefinitely and a total loss in respect of such investment, and has such knowledge and experience in business and financial matters so as to enable it to understand and evaluate the risks of and form an investment decision with respect to its investment in the Company and to protect its interests in connection with such investment; and

     (iv) has made the decision to engage in the Transaction based on its review of all information that it deems relevant and has not relied on any advice, recommendation or information provided by the Company's financial advisor or that of the Special Committee of the Company's Board of Directors.

4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company hereby represents and warrants to each Investor that the representations and warranties set forth in this ARTICLE 4 are true and correct on the date of this Agreement.

4.1  ORGANIZATION

     The Company is a corporation duly organized, validly existing and in good standing under the laws of Michigan and has the requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted. The Company is duly qualified to do business in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification necessary, except where the failure to be


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     so  qualified  would not  adversely  affect the  ability of the  Company to consummate the Transaction or result in material penalties.

4.2  AUTHORITY RELATIVE TO THIS AGREEMENT

     The Company has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery by the Company of this Agreement and the consummation of the Transaction have been duly authorized and all other corporate proceedings on the part of the Company necessary to authorize this Agreement and the Transaction have been taken. This Agreement has been duly executed and delivered by the Company, and, with respect to each Investor, assuming the due authorization, execution and delivery by such Investor, constitutes a legal, valid and binding obligation of the Company, enforceable by such Investor in accordance with its terms.

4.3  NO CONFLICT; REQUIRED FILINGS AND CONSENTS

(a) The execution, delivery and performance of this Agreement by the Company do not (i) conflict with or violate the charter or other organizational document of the Company, (ii) conflict with or violate any Law or order applicable to the Company or (iii) breach or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit under, or the creation of a lien on any of the Company's assets pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other instrument or obligation to which the Company is a party, except in the case of clause (iii) as would not adversely affect the ability of the Company to consummate the Transaction or result in material penalties.

(b) The execution, delivery and performance by the Company of this Agreement do not require any Governmental Consent to be obtained by the Company.

4.4  AUTHORIZATION OF CONVERSION SHARES

     The Conversion Shares have been duly authorized for issuance and when issued and delivered by the Company in accordance with the terms of this Agreement will be validly issued and fully paid and nonassessable. Such issuance will not constitute a violation of any preemptive, preferential or first refusal rights enforceable against the Company.

4.5  NO COMMISSIONS

     Other than Banc of America Securities LLC and Bear, Stearns & Co., Inc. (in the case of Bear, Stearns & Co., Inc., on behalf of the Special Committee of the Board of Directors), the fees of which shall be paid by the Company, no Person has or will have, as a result of the Transaction, any right, interest or valid claim against or upon any party for any commission, fee or other compensation as a finder, or broker because of any act or omission by the Company, its Board of Directors or any committee thereof or any of their respective Representatives.

4.6  LITIGATION

     There are not any (a) Proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its Affiliates or (b) investigations by any



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

     Governmental Authority that are pending or threatened against or affecting the Company or any of its Affiliates that, in either case, would, individually or in the aggregate, adversely affect the ability of the Company to consummate the Transaction.

4.7  BOARD ACTIONS; FAIRNESS OPINION

     The Board of Directors of the Company, at a meeting duly called and held and at which a quorum was present throughout, upon the recommendation of a Special Committee of the Board of Directors (which Special Committee included only directors who were not Investors or Affiliates of Investors), has adopted a resolution approving and adopting this Transaction Agreement and the transactions contemplated thereby, including the Transaction. The Special Committee of the Board of Directors of the Company has received the opinion of Bear, Stearns & Co., Inc., dated the date hereof, to the effect that the aggregate Purchase Amount and the aggregate Conversion Shares taken together to be paid and issued to the Investors is fair, from a financial point of view, to the holders of Class A Stock immediately before and immediately after consummation of the transactions contemplated by the Agreement and to the Company (excluding, in all cases the Investors). The Board of Directors has taken all such steps as required to cause the transactions contemplated hereby, including the Transaction with respect to each Person that is or will be subject to the reporting requirements of
     Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

4.8  LISTING OF SHARES

     The  Conversion  Shares  are  listed  for  trading  on the New  York  Stock
     Exchange.

5. ADDITIONAL AGREEMENTS

5.1  FURTHER ASSURANCES

     Each party shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments and documents as any other party reasonably may request in order to carry out the intents and accomplish the purposes of this Agreement and the consummation of the Transaction.

5.2  PRESS RELEASES

     The initial press release announcing the Transaction shall be in the form mutually agreed by the Company and the Investors (acting jointly through Robert S. Taubman), and the Company and the Investors (acting jointly through Robert S. Taubman) shall use reasonable efforts to coordinate and agree, prior to the issuance or release thereof, upon any additional public announcement relating to the Transaction, except to the extent such announcement is, based on the advice of counsel, required by Law or stock exchange regulation, and in all cases any such announcement shall be consistent with the reporting provided for in SECTION 5.6.

5.3  STANDSTILL

     Each Investor agrees that until the earlier of the (a) fourth anniversary of the date of this Agreement or (b) 30 days after the date on which (i) the Investors, together with their Affiliates, own (beneficially and of record), in the aggregate, securities representing less than ten percent (10%) of the total voting power of all issued and outstanding securities of the Company and (ii)
     no Affiliate of any Investor is a member of the board of directors of the Company (PROVIDED, HOWEVER, that if such 30th day would otherwise occur on or before the second anniversary of the date of this Agreement, such 30th day referred to this clause (b) shall not be deemed to occur until such second anniversary), neither such Investor nor any of its controlled Affiliates (including all Affiliates of such Investor who are natural persons) shall, unless requested to do so by the Company in writing, (A) in any manner acquire, agree to acquire or make any proposal to acquire, directly or indirectly, alone or in concert with others, ownership (beneficial or otherwise) of, or the ability to control or vote, any securities (other than those acquired in consideration of service as a directors of the Company) or property of the Company or any of its subsidiaries not otherwise owned or controlled as of the consummation of the Transaction (PROVIDED, HOWEVER, that the foregoing shall not prohibit such Persons from acquiring an aggregate of less than one percent (1%) of the then outstanding shares of Class A Stock by means of open market purchases in any 360 day period; PROVIDED, FURTHER, that in no event shall the Investors acquire any additional shares of Class A Stock if, after giving effect to such acquisition, such Persons' aggregate holdings of shares of Class A Stock would exceed fifteen percent (15%) of the then outstanding shares of Class A Stock), (B) propose to enter into, or seek to effect, directly or indirectly, alone or in concert with others, any merger, consolidation, recapitalization, reorganization or business combination involving the Company or any of its subsidiaries or to purchase, directly or indirectly, alone or in concert with others, a material portion of the business or assets of the Company or any of its subsidiaries, (C) make, or in any way participate, directly or indirectly, in any "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission (SEC)) to vote or written consents, or seek to advise or influence (except in the capacity of a member of the Board of Directors of the Company or any committee thereof) any person with respect to the voting of, or the execution of a written consent in respect of any voting securities of the Company or any of its subsidiaries, (D) grant a proxy with respect to any voting securities of the Company to any Person other than an officer or agent of the Company or execute any written consent in lieu of a meeting of the holders of voting securities of the Company, (E) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the EXCHANGE Act)) with respect to any voting securities of the Company or any of its subsidiaries except as may currently be the case, (F) except as contemplated hereby, initiate or propose any security holder proposal, or seek election to or seek to place a Representative or other Affiliate or nominee on the Board of Directors of the Company or seek the removal of any member of the Board of Directors of the Company, (G) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or business, operations or policies of the Company (other than solely by virtue of representation on the Board of Directors of the Company or the exercise of voting rights of any Class A Shares in accordance with this Agreement), (H) disclose any intention, plan or arrangement inconsistent with the foregoing or (I) advise, assist or encourage any other persons in connection with any of the foregoing, including by publicly disclosing a willingness or desire to have any other Person engage in any of the transactions or actions described in this SECTION 5.3. Each Investor also agrees (on behalf of itself and its controlled Affiliates) during such period not to (x) request the Company (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provisions of this SECTION 5.3 (including this sentence), or (y) take any action that would reasonably be expected to require the Company to make a public announcement regarding the possibility of any of the transactions of the Company or actions described in this
     SECTION 5.3.

5.4  RESTRICTIONS ON TRANSFER

     Prior to the second anniversary of the date of this Agreement, no Investor shall, except as may be permitted pursuant to the last sentence of this
     SECTION 5.4, (a) directly or indirectly offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise dispose of or transfer, by gift or otherwise, or in any way encumber any shares of the capital stock of the Company owned or controlled by it or its controlled Affiliates (including all Affiliates of such Investor who are natural persons) (or securities issued in respect thereof) or securities convertible or exchangeable or exercisable for or repayable with such capital stock (or securities issued in respect thereof), except to an Affiliate or family member of such Investor in connection with tax- or estate-planning (PROVIDED that promptly following any such permitted transfer, the transferee shall execute and deliver to the Company an appropriate document in form and substance reasonably satisfactory to the Company confirming that such transferee takes such capital stock subject to all terms and conditions of this Agreement to the same extent as its transferor was bound); PROVIDED that an Investor or its controlled Affiliates may pledge such shares or securities to a bona fide financial institution in connection with a bona fide loan made by such institution (PROVIDED, FURTHER, that upon any foreclosure of such pledge, such institution shall take such shares or securities subject to all restrictions contained in this SECTION 5.4, but only for a period ending on the earlier of (1) 180 days following receipt by the Company of notice of such foreclosure or (2) the second anniversary of the date of this Agreement), or (b) enter into any swap or any other agreement or transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of any such shares of capital stock (or any securities issued in respect thereof), whether any such swap or transaction is to be settled by delivery of such capital stock (or any securities issued in respect thereof) or other securities, in cash or otherwise. Any purported action by any Investor in violation of this
     SECTION 5.4 shall be null and void. Notwithstanding the foregoing, the Investors and their controlled Affiliates shall be permitted to sell shares of Class A Stock provided that the aggregate number of shares of Class A Stock sold for the account of all the Investors and their Affiliates, together with the aggregate number of shares of Class A Stock sold for the account of all the Investors and their Affiliates within the preceding three months, does not exceed the greater of (i) one percent of the shares of Class A Stock outstanding as shown by the most recent report or statement published by the Company, or (ii) the average weekly reported volume of trading in shares of Class A Stock on all national securities exchanges and/or reported through the automated quotation system of a registered securities association during the four calendar weeks preceding the date of receipt of the order to execute the transaction by the broker or the date of execution of the transaction directly with a market maker, or (iii) the average weekly volume of trading in shares of Class A Stock reported through the consolidated transaction reporting system, contemplated by Rule 11Aa3-1 under the Exchange Act during the four-week period specified in the preceding clause (ii), and PROVIDED FURTHER that any such sale is in accordance with applicable law.

5.5  COMPOSITION OF BOARD OF DIRECTORS AND COMMITTEES

     Concurrently with the execution and delivery of this Agreement, Robert S. Taubman shall tender his written resignation, effective as of the Closing, from both the Executive Committee and the Nominating and Governance Committee of the Board of Directors (it being understood that Mr. Taubman shall not be required to resign from the Board of Directors or the
     Compensation Committee thereof or as Chairman of the Compensation Committee. In addition, each Investor agrees not to initiate, propose, vote in favor of or otherwise support, or induce or attempt to induce any other person to initiate, propose, vote in favor of or otherwise support, the nomination or election of Jeffrey H. Miro or any Affiliate of any shareholder of the Company to the Board of Directors, unless such person is nominated by the Board of Directors of the Company or any committee thereof.

5.6  REPORTING

     The parties hereto intend that (a) the Transaction shall constitute a tax-free reorganization under section 368(a)(1)(E) of the Internal Revenue Code of 1986, as amended (the CODE), in which the Shares are exchanged for a combination of Class A Stock and cash, and (b) this Agreement shall constitute a "plan of reorganization" as that term is used in Sections 354 and 361 of the Code. The Company shall report the Transaction for federal income tax purposes, and all other purposes, as such a tax-free reorganization under section 368(a)(1)(E) of the Code and shall not treat or report any of the cash paid for Shares as a dividend.

6. REGISTRATION RIGHTS

6.1  DEMAND REGISTRATION

(a) Any Investor or Investors may at any time following the second anniversary of the date of this Agreement require the Company to file a registration statement under the Securities Act in respect of all or a portion of the Registrable Shares (as defined below) owned by such Investors (PROVIDED that (i) such request covers either (A) Registrable Shares with a market value on the date of such request of not less than U.S.$75 million, or (B) not less than (1) 3.5 million Registrable Shares, in the case of the first Demand Request, or (2) all remaining Registrable Shares (PROVIDED that such amount is greater than 750,000 shares), in the case of the second Demand Request, (ii) the Company shall not be obligated to file a registration statement relating to any request under this SECTION 6.1(A) within a period of 180 days after the effective date of any other registration statement relating to any request under this SECTION 6.1(A) and (iii) the Investors shall not be entitled to require the Company to effect more than two requested registrations pursuant to this SECTION 6.1(A)) (PROVIDED that any registration statement filed at the request of an Investor pursuant to this
     SECTION 6.1(A) will not count as a Demand Request unless effectiveness is maintained until the earlier of the completion of the offering and the date that is 90 days following the effective date of such registration statement), by delivering to the Company a written notice stating that such right is being exercised, specifying the number of Registrable Shares to be included in such registration and describing the intended method of distribution thereof (a DEMAND REQUEST). Upon receipt of a Demand Request, the Company shall provide written notice of such Demand Request to each Investor that has not signed such Demand Request. Upon the written election of any such Investor, given within ten business days following the receipt by such Investor of any such written notice from the Company (which election shall specify the number of Registrable Shares intended to be disposed of by such Investor), the Company shall include such Registrable Shares in such registration statement. In connection with any registration pursuant to this SECTION 6.1, the Company and the Participating Investors will consult and cooperate with each other to determine the appropriate form of such registration and related marketing of the Registrable Shares; PROVIDED, HOWEVER, that unless otherwise agreed by the Company and the Participating Investors, any such registration and the manner of marketing Registrable Shares shall be in the form of a fully underwritten offering; it being understood that nothing contained in this sentence shall in any way affect or prejudice the rights and obligations of the Investors and the Company under SECTION 6.4. REGISTRABLE SHARES means (x) Conversion Shares,
     (y) any other shares of Class A Stock held by Investors as of the consummation of the Transaction and (z) any securities that may be issued in respect of (x) and

     (y), PROVIDED that such shares of Class A Stock shall cease to be Registrable Shares as soon as such shares (i) have been sold or otherwise disposed of pursuant any registration statement, (ii) have otherwise been sold, transferred or otherwise disposed of by any Investor other than to an Affiliate or (iii) have ceased to be outstanding.

(b) Notwithstanding anything in this Agreement to the contrary, the Company shall be entitled to postpone and delay for reasonable periods of time not to exceed 60 consecutive days in the case of any given postponement and in no event to exceed an aggregate of 120 days in any 360-day period in the case of more than one postponement (each, a BLACKOUT PERIOD), the filing or effectiveness of any registration statement relating to a Demand Request if the Company determines in good faith that such filing or the offering of any Registrable Shares would (i) impede, delay or otherwise interfere with any pending or contemplated acquisition, disposition, corporate reorganization or other material transaction involving the Company or its subsidiaries, (ii) adversely affect any pending or contemplated financing, offering or sale of any class of securities of the Company for the account of the Company and the Company is advised by the managing underwriter(s) (with a copy to the Investors) that such financing, offering or sale would, in its or their opinion, be adversely affected by the requested registration or (iii) require disclosure of material non-public information that is not then otherwise required by law and that, if disclosed at such time, would be harmful to the interests of the Company or its shareholders.

(c) In the case a registration statement has been filed pursuant to SECTION 6.1(A), if any event described in clause (i) of SECTION 6.1(B) has occurred, the Company may cause such registration statement to be withdrawn and its effectiveness terminated or may postpone amending or supplementing such registration statement for a reasonable period of time; PROVIDED, that in no event shall such a registration statement so withdrawn by the Company count as one of the two Demand Requests to which the Investors are entitled.

(d) In connection with any underwritten offering to be made pursuant to a registration statement filed pursuant to SECTION 6.1(A), the managing underwriter therefor shall be selected by the Investors, subject to the Company's consent, such consent not to be unreasonably withheld.

(e) No securities (other than those of the Investor(s) making the Demand Request and of other Investor(s) registering their Registrable Shares in accordance with Section 6.1(a)) may be registered on a registration statement requested pursuant to a Demand Request without the consent of the Investor(s) making the Demand Request (such consent not to be withheld, if, in the opinion of the nationally recognized investment banking firm selected by the Investors to act as managing underwriter of such offering, the inclusion in the registration statement of some or all of such other securities sought to be registered would not adversely affect the price or success of such offering).

6.2  PIGGYBACK REGISTRATIONS.

     If, at any time following second anniversary of this Agreement, the Company proposes to register any shares of Class A Stock under the Securities Act on its behalf or on behalf of any of its shareholders, on a form and in a manner that would permit registration of Registrable Shares (other than in connection with dividend reinvestment plans, rights offerings or a registration statement on Form S-4 or S-8 or any similar successor form), the Company shall give reasonably prompt written notice to the Investors of its intention to do so. Upon the written election of any Investor (a PIGGY-BACK REQUEST), given within ten business days following the receipt by such Investor of any such written notice (which election shall specify the number of the Registrable

     Shares intended to be disposed of by such Investor), the Company shall include in such registration statement (a PIGGY-BACK REGISTRATION), subject to the provisions of SECTION 6.3 and SECTION 6.4, such number of the Registrable Shares as shall be set forth in such Piggy-Back Request; PROVIDED, HOWEVER, the Company may, in its sole discretion, cause such registration statement to be withdrawn and its effectiveness terminated at any time (PROVIDED that the Company shall give reasonably prompt written notice to the Investors of its intention to withdraw and terminate the effectiveness of such registration statement).

6.3  ALLOCATION OF SHARES TO BE REGISTERED

     In the event that the Company proposes to register shares of Class A Stock in connection with an underwritten offering and a nationally recognized investment banking firm selected by the Company to act as managing underwriter thereof shall have advised the Company that, in its opinion, the inclusion in the registration statement of some or all of the Registrable Shares sought to be registered in a Piggy-Back Request would adversely affect the price or success of the offering, the Company shall include in such registration statement such number of Registrable Shares as the Company is advised can be sold in such offering without such an effect (the MAXIMUM NUMBER) as follows and in the following order of priority: (a) first, such number of shares of Class A Stock as the Company intended to be registered by the Company for its own account; and (b) second, if and to the extent that the number of shares of Class A Stock to be registered under clause (a) is less than the Maximum Number, such number of Registrable Shares as the Investors (and to the extent required by registration rights granted to other shareholders, such shareholders) shall have intended to register that, when added to the number of shares of Class A Stock to be registered under clause (a), is less than or equal to the Maximum Number, it being understood that the number of Registrable Shares included by each Investor (and other shareholders having registration rights) shall be cut back, if necessary, in proportion to their relative ownership at the time.

6.4  REGISTRATION PROCEDURES

(a) In connection with the registration statement to be prepared pursuant to this ARTICLE 6, and in accordance with the intended method or methods of distribution of the Registrable Shares as described in such registration statement, the Company shall, as soon as reasonably practicable and to the extent reasonably practicable:

     (i) prepare and file (as expeditiously as practicable but in any event within 45 days after receipt of a Demand Request) with the SEC a registration statement on an appropriate registration form and use reasonable efforts to cause such registration statement to become and remain effective as promptly as reasonably practicable; PROVIDED that before filing a registration statement or prospectus or any amendments or supplements thereto, the Company shall furnish to counsel to the Investors draft copies of all such documents proposed to be filed at least five days prior to such filing and consider in good faith any comments thereon of the Investors or their Representatives;

     (ii) furnish without charge to each Investor seeking to dispose of Registrable Shares thereunder (each, a PARTICIPATING INVESTOR), and the managing underwriter or underwriters, if any, such number of copies of the registration statement and each post-effective amendment or supplement thereto and copies of the summary, preliminary, final, amended or supplemented prospectuses included in such registration statement as such Participating Investor or such underwriter may reasonably request;

    (iii) use reasonable efforts to keep such registration statement effective for the earlier of (A) 90 days and (B) such time as all of the securities covered by the registration statement have been disposed (the EFFECTIVE PERIOD); prepare and file with the SEC such amendments, post-effective amendments and supplements to the registration statement and the prospectus as may be necessary to maintain the effectiveness of the registration for the Effective Period and to cause the prospectus (and any amendments or supplements thereto) to be filed;

     (iv) use reasonable efforts to register or qualify the Registrable Shares covered by such registration statement under such other securities or "blue sky" laws of such jurisdictions in the United States or its territories as are reasonably necessary, keep such registrations or qualifications in effect for so long as the registration statement remains in effect, and do any and all other acts and things which may be reasonably necessary to enable each Participating Investor or any underwriter to consummate the disposition of the Registrable Shares in such jurisdictions;

     (v) use reasonable efforts to cause the Registrable Shares covered by such registration statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable each Participating Investor to consummate the disposition of the Registrable Shares;

     (vi) use reasonable best efforts to cause all Registrable Shares covered by such registration statement to be listed on the New York Stock
          Exchange or on the principal securities exchange on which shares of Class A Stock, or any securities that may be issued in respect thereof in any merger, consolidation or recapitalization, are then listed;

    (vii) promptly notify each Participating Investor and the managing underwriter or underwriters, if any, after becoming aware thereof, (A) when the registration statement or any related prospectus or any amendment or supplement thereto has been filed, and, with respect to the registration statement or any post-effective amendment, when the same has become effective, (B) of any comments of the SEC or request by the SEC for amendments or supplements to the registration statement or the related prospectus or for additional information, (C) of the issuance by the SEC of any stop order suspending the effectiveness of the registration statement or the initiation of any proceedings for that purpose, (D) of the receipt by the Company of any notification with respect to the suspension of the qualification of the Registrable Shares to be registered for sale in any jurisdiction or the initiation of any proceeding for such purpose or (E) within the Effective Period of the happening of any event or the existence of any fact that makes any statement in the registration statement or any post-effective amendment thereto, prospectus or any amendment or supplement thereto, or any document incorporated therein by reference untrue in any material respect or which requires the making of any changes in the registration statement or post-effective amendment thereto or any prospectus or amendment or supplement thereto so that they will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

   (viii) during the Effective Period, use its reasonable efforts to obtain the withdrawal of any order enjoining or suspending the use or effectiveness of the registration statement or any post-effective amendment thereto at the earliest time practicable;

     (ix) deliver promptly to each Participating Investor, copies of all correspondence between the SEC and the Company, its counsel or auditors and all memoranda relating to discussions with the SEC or its staff with respect to the registration statement;

     (x) in the case of an underwritten offering, use reasonable efforts to enter into customary agreements, including an underwriting agreement customary in form and scope for underwritten secondary offerings of the nature contemplated by the applicable registration statement, including with contemplated opinions of counsel to the Company, "comfort letters" or similar documents of the independent certified public accountants of the Company, indemnities and officer's certificates as to the accuracy of the Company's representations and warranties contained in the underwriting agreement;

     (xi) use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make earnings statements satisfying the provisions of Section 11(a) of the Securities Act generally available to the Participating Investors no later than 45 days after the end of any twelve-month period (or 90 days, if such period is a fiscal year) (A) commencing at the end of any fiscal quarter in which shares of Class A Stock are sold to underwriters in an underwritten public offering, or (B) if not sold to underwriters in such an offering, beginning with the first month of the Company's first fiscal quarter commencing after the effective date of the registration statement, which statements shall cover said twelve-month period;

    (xii) provide a transfer agent and registrar for all such Registrable Shares covered by such registration statement not later than the effective date of such registration statement, subject to any applicable laws or regulations;

   (xiii) make reasonably available for inspection by the representatives of the underwriters participating in any disposition pursuant to such registration statement relevant financial and other records, pertinent corporate documents and properties of the Company in connection with customary due diligence relating to such registration;

    (xiv) in connection with any underwritten offering, to the extent reasonably required, make senior executives of the Company available to the Participating Investors for meetings with prospective purchasers of the shares of Class A Stock and prepare and present to potential investors customary "road show" material, in each case in accordance with the reasonable recommendations of the underwriters and in all respects in a manner consistent with offerings of securities of a similar size to such offering of the shares of Class A Stock; and

     (xv) cooperate with each Participating Investor and the managing underwriter or underwriters, if any, to facilitate the timely preparation and delivery of certificates representing such Registrable Shares to be sold under the registration statement; and, in the case of an underwritten offering, enable such Registrable Shares to be in such denominations and registered in such names as the managing underwriter or underwriters, if any, may request in writing at least two business days prior to any sale of the Registrable Shares to the underwriters.

(b) In the event that the Company would be required, pursuant to SECTION 6.4(A)(VII)(E) above, to notify each Participating Investor or the managing underwriter or underwriters, if any, of the happening of any event specified therein, the Company shall, subject to the provisions of

     SECTION 6.1(B), as promptly as practicable, prepare and furnish to each Participating Investor and to each such underwriter a reasonable number of copies of a prospectus supplemented or amended so that, as thereafter delivered to purchasers of Registrable Shares that have been registered pursuant to this Agreement, such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. Each Participating Investor agrees that, upon receipt of any notice from the Company pursuant to SECTION 6.4(A)(VIII)(E), it shall, and shall use its reasonable efforts to cause any sales or placement agent or agents for the Registrable Shares and the underwriters, if any, to, forthwith discontinue disposition of the Registrable Shares until such Person shall have received copies of such amended or supplemented prospectus and, if so directed by the Company, to destroy or to deliver to the Company all copies, other than permanent file copies, then in its possession of the prospectus (prior to such amendment or supplement) covering such Registrable Shares as soon as practicable after such Participating Investor's receipt of such notice.

(c) Each Participating Investor shall furnish to the Company in writing its intended method of distribution of the Registrable Shares it proposes to dispose of and such other information as the Company may from time to time reasonably request in writing, but only to the extent that such information is required in order for the Company to comply with its obligations under all applicable securities and other laws and to ensure that the prospectus relating to such Registrable Shares conforms to the applicable requirements of the Securities Act. Each Participating Investor shall notify the Company as promptly as practicable of any inaccuracy or change in information previously furnished by such Participating Investor to the Company or of the occurrence of any event, in either case as a result of which any prospectus relating to the Registrable Shares contains or would contain an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and promptly furnish to the Company any additional information required to correct and update any previously furnished information or required so that such prospectus shall not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d) In the case of any underwritten offering to be made pursuant to a registration statement filed pursuant to this ARTICLE 6, all Registrable Shares to be included in such registration shall be subject to the applicable underwriting agreement and no Investor may participate in such registration unless such Investor agrees to sell such Investor's Registrable Shares on the basis provided therein and completes and executes all questionnaires, indemnities, underwriting agreements and other documents (other than powers of attorney) that must be executed in connection therewith, and provides such other information to the Company or the underwriter as may be reasonably requested to register such Investor's Registrable Shares.

6.5  INDEMNIFICATION; CONTRIBUTION

(a) The Company shall, and it hereby agrees to, indemnify and hold harmless each Participating Investor and its officers, directors, employees and controlling Persons, if any, and each underwriter, its partners, officers, directors, employees and controlling Persons, if any, in any offering or sale of Registrable Shares, against any losses, claims, damages or liabilities to which each such indemnified party may become subject, insofar as such losses, claims, damages or liabilities, or actions or proceedings in respect thereof, including any amounts paid in settlement as provided in this Agreement (collectively, CLAIMS), arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, and the Company shall, and it hereby agrees to, reimburse each Participating Investor or any such underwriter for any legal or other out-of-pocket expenses reasonably incurred by it in connection with investigating or defending any such Claims; PROVIDED, HOWEVER, that the Company shall not be liable to any such Person in any such case to the extent that any such Claims arise out of or are based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such registration statement, or preliminary or final prospectus, or amendment or supplement thereto, in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Participating Investor or any underwriter expressly for use therein; and PROVIDED, FURTHER, that the Company will not be liable to any Person who participates as an underwriter in the offering or sale of Registrable Securities or any other Person, if any, who controls such underwriter with respect to any preliminary or final prospectus contained therein, or any amendment or supplement thereto, to the extent that any Claim of such underwriter or controlling Person results from the fact that such underwriter sold Registrable Securities to a Person to whom there was not sent or given (to the extent legally required), at or prior to the written confirmation of such sale, a copy of the final prospectus or of the final prospectus as then amended or supplemented, whichever is most recent, if the Company has previously furnished copies thereof to such underwriter.

(b) Each Participating Investor shall, and hereby agrees to (1) indemnify and hold harmless each of the Company, each other Participating Investor and their respective directors, officers, employees and controlling Persons, if any, and each underwriter, its partners, officers, directors, employees and controlling Persons, if any, in any offering or sale of Registrable Shares, against any Claims to which each such indemnified party may become subject, insofar as such Claims arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such registration statement, or any preliminary or final prospectus contained therein, or any amendment or supplement thereto, or any document incorporated by reference therein, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case only to the extent that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by or on behalf of such Participating Investor expressly for use therein, and (2) reimburse the Company for any legal or other out-of-pocket expenses reasonably incurred by the Company in connection with investigating or defending any such Claim.

(c)  Promptly  after receipt by an  indemnified  party under  SECTION  6.5(A) or
     SECTION 6.5(B) of written notice of the commencement of any action or proceeding for which indemnification under SECTION 6.5(A) or SECTION 6.5(B) may be requested, such indemnified party shall notify the indemnifying party in writing of the commencement of such action or proceeding, but the omission so to notify the indemnifying party shall not relieve it from any liability which it may have to any indemnified party in respect of such action or proceeding hereunder unless the indemnifying party was materially prejudiced by such failure of the indemnified party to give such notice, and in no event shall such omission relieve the indemnifying party from any other liability it may have to such indemnified party. In case any such action or proceeding shall be brought against any indemnified party and it shall notify an indemnifying party of the commencement thereof, such indemnifying party shall be entitled to participate therein and, to the extent that it shall determine, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party, and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, such indemnifying party shall not be liable to such indemnified party for any legal or any other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. If there exists or is reasonably likely to exist a conflict of interest that would make it inappropriate under applicable standards of professional conduct in the reasonable judgment of the indemnified party for the same counsel to represent both the indemnified party and the indemnifying party or if the indemnifying party elects not to assume the defense of a claim, it will not be obligated to pay the fees and expenses of more than one counsel for each indemnified party with respect to such claim in each jurisdiction for which the indemnified party reasonably determines counsel is necessary. The indemnifying party will not be subject to any liability for any settlement made without its consent, which consent shall not be unreasonably withheld. No indemnifying party shall, without the prior written consent of the indemnified party, compromise or consent to entry of any judgment or enter into any settlement agreement with respect to any action or proceeding in respect of which indemnification is sought under SECTION 6.5(A) or SECTION 6.5(B) (whether or not the indemnified party is an actual or potential party thereto), unless such compromise, consent or settlement includes an unconditional release of the indemnified party from all liability in respect of such claim or litigation and does not subject the indemnified party to any injunctive relief or other equitable remedy.

(d) Each Participating Investor and the Company agree that if, for any reason, the indemnification provisions contemplated by SECTIONS 6.5(A) or SECTION 6.5(B) are unavailable to or are insufficient to hold harmless an indemnified party in respect of any Claims referred to therein (other than as a result of the provisos thereto), then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such Claims in such proportion as is appropriate to reflect the relative fault of and benefits derived by the indemnifying party, on the one hand, and the indemnified party, on the other hand, as well as other equitable considerations, or if that allocation is not permitted under applicable law then in such proportion as is appropriate to reflect the relative benefits received by the Company and the Participating Investors. The parties agree that it would not be just and equitable if contribution were determined by pro rata allocation or other method which does not take into account the equitable considerations referred to in this paragraph. The amount paid or payable by an indemnified party as a result of the Claims referred to above shall be deemed to include (subject to the limitations set forth in SECTION 6.5(C)) any legal or other fees or expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

6.6  REGISTRATION EXPENSES

     The Company shall bear all registration and filing fees, fees and expenses of compliance with securities or blue sky laws, fees and expenses in connection with the review of underwriting arrangements by the NASD Regulation, Inc., transfer agent fees, printing costs, fees and expenses relating to "road show" investor presentations and fees and disbursements of its counsel (and the reasonable fees and disbursements of one counsel (plus such local or other counsel as may be reasonably necessary in connection with such offering) to the Investors), and accountants and other advisors, in each case, in connection with any registration and listing of any Registrable Shares pursuant to this ARTICLE 6, other than underwriting fees, discounts or other selling commissions in connection with the Registrable Shares disposed of by any Participating Investor, which shall be borne by such Participating Investor.

7. MISCELLANEOUS 7.1 NOTICES

     All reports, approvals, and notices required or permitted by this Agreement to be given to a party (each a NOTICE) shall be given in writing, by personal delivery, telecopy or overnight courier, to the party concerned at its address as set forth below (or at such other address as a party may specify by written notice pursuant to this SECTION 7.1 to the other):

     If to the Company:

     Sotheby's Holdings, Inc.
     1334 York Avenue
     New York, New York  10021
     Facsimile:  (212) 606-7574
     Attention:  Worldwide General Counsel

     with copies to:

     Allen & Overy LLP
     1221 Avenue of the Americas
     New York, New York  10020
     Facsimile:  (212) 610-6399
     Attention:  Daniel P. Cunningham
                 Eric S. Shube

     and

     Simpson Thacher & Bartlett LLP
     425 Lexington Avenue
     New York, New York  10017
     Facsimile:  (212) 455-2502
     Attention:  Robert E. Spatt
                 Peter S. Malloy

     If to any Investor, at the address set forth under such Investor's name on EXHIBIT A, with a copy to:

     Wachtell, Lipton, Rosen & Katz
     51 West 52nd Street
     New York, New York  10019
     Facsimile:  (212) 403-2000
     Attention:  Adam O. Emmerich

     and

     Honigman, Miller, Schwartz & Cohn
     38500 Woodward Avenue
     Suite 100
     Bloomfield Hills, Michigan  48304
     Facsimile:  (248) 566-8475
     Attention:  Jeffrey H. Miro

     All Notices shall be deemed effective, delivered and received (a) if given by personal delivery, or by overnight courier, when actually delivered and signed for, or (b) if given by facsimile, when such facsimile is transmitted to the facsimile number specified above and receipt therefor is confirmed.

7.2  ASSIGNMENT; BINDING EFFECT; NO THIRD-PARTY RIGHTS

     Except as otherwise provided in this Agreement, neither this Agreement nor the rights granted under this Agreement may be assigned or transferred by the Company or any Investor, and any attempted assignment, delegation or transfer in violation of this provision, shall be void and of no force and effect. Except as expressly stated in this Agreement, this Agreement is for the sole benefit of the parties and is not intended to and shall not confer upon any Person other than the parties any rights or remedies under this Agreement. Except as otherwise provided in this Agreement, this Agreement shall be binding on the permitted successors and assigns of the parties, each such permitted successor and assign being deemed to be a party in substitution of its respective transferor.

7.3  ENTIRE AGREEMENT

     This Agreement contains the entire understanding and agreement among the parties with respect to the subject matter and supersedes all prior oral and written understandings and agreements relating thereto.

7.4  EXPENSES

     Except as provided in SECTION 6.6, all expenses incurred by a party or on its behalf in connection with this Agreement or related to the preparation, negotiation, execution and performance of this Agreement, shall be borne by the party incurring such expenses.

7.5  WAIVERS; AMENDMENTS

     Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in a writing signed by the waiving party. This Agreement may only be amended with the written consent of the Company and the Investors.

7.6  REFORMATION AND SEVERABILITY

     Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term, then (i) in lieu of such illegal, invalid or unenforceable provision, the parties shall endeavor in good faith negotiations to agree on a provision as similar to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable, provided that no party shall be required to agree to any provision that would materially alter any of its rights or obligations under this Agreement and
     (ii) the legality, validity and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby except where the fundamental relationship among the parties has been materially altered.

7.7   GOVERNING LAW

      This Agreement (and any claims or disputes arising out of or related to this Agreement or to the transactions contemplated by this Agreement or to the inducement of any party to enter into this Agreement, whether for breach of contract, tortious conduct, or otherwise and whether predicated on common law, statute or otherwise) shall in all respects be governed by and construed in accordance with the laws of the State of New York, including all matters of construction, validity and performance, in each case without reference to any conflict of law rules that might lead to the application of the laws of any other jurisdiction.

7.8  CONSENT TO JURISDICTION

     Each party irrevocably submits to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, and (b) the United States District Court for the Southern District of New York, for the purposes of any suit, action or other proceeding arising out of the Transaction. Each party agrees to commence any such action, suit or proceeding either in the United States District Court for the Southern District of New York or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the Supreme Court of the State of New York, New York County. Each party further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address provided for in SECTION 7.1 shall be effective service of process for any action, suit or proceeding in New York with respect to any matters to which it has submitted to jurisdiction in this SECTION 7.8. Each party irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of the Transaction in (i) the Supreme Court of the State of New York, New York County, or (ii) the United States District Court for the Southern District of New York, and hereby and thereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

7.9  WAIVER OF JURY TRIAL

     Each party hereby waives to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with the Transaction. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this SECTION 7.9.

7.10 COUNTERPARTS

     This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.11 CONSTRUCTION

     The headings in this Agreement are solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement. The parties acknowledge that each of them has had the benefit of legal counsel of its choice, has been afforded the opportunity to review this Agreement with its legal counsel and that this Agreement shall be construed as if jointly drafted by the parties.

7.12 SPECIFIC PERFORMANCE

     The parties acknowledge and agree that irreparable damage would occur if any party fails to comply with its obligations under the terms of this Agreement and that each party shall be entitled to specific performance in such event, in addition to such other remedies at law or in equity as may be available.

7.13 SURVIVAL OF REPRESENTATIONS AND WARRANTIES

     All of the representations and warranties made in this Agreement shall survive the Closing.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                  SOTHEBY'S HOLDINGS, INC.


                   By: /S/ WILLIAM RUPRECHT
                      --------------------------------------------
                      Name:  William Ruprecht
                      Title: President and Chief Executive Officer

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                  THE A. ALFRED TAUBMAN RESTATED REVOCABLE TRUST


                   By:  /S/ A. ALFRED TAUBMAN
                      --------------------------------------------
                      Name:  A. Alfred Taubman
                      Title: Trustee, under Trust Agreement, dated April 27, 1978, as amended and restated in its entirety by instrument dated April 10, 2002

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                  THE JUDITH M. TAUBMAN REVOCABLE TRUST


                   By:  /S/ JUDITH M. TAUBMAN
                      --------------------------------------------
                      Name:  Judith M. Taubman
                      Title: Trustee, under Trust Agreement, dated October 10, 1988, as amended and restated in its entirety by instrument dated March 16, 1995, as same has been amended

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                  THE A. ALFRED TAUBMAN 2003 GRANTOR RETAINED ANNUITY TRUST


                   By:  /S/ ROBERT S. TAUBMAN
                      --------------------------------------------
                      Name:  Robert S. Taubman
                      Title:  Trustee, under Trust Agreement, dated May 15, 2003


                   By:  /S/ GAYLE TAUBMAN KALISMAN
                      --------------------------------------------
                      Name: Gayle Taubman Kalisman
                      Title:  Trustee, under Trust Agreement, dated May 15, 2003


                   By:  /S/ WILLIAM S. TAUBMAN
                      --------------------------------------------
                      Name: William S. Taubman
                      Title:  Trustee, under Trust Agreement, dated May 15, 2003

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                  THE A. ALFRED TAUBMAN 2004 GRANTOR RETAINED ANNUITY TRUST


                   By:  /S/ A. ALFRED TAUBMAN
                      --------------------------------------------
                      Name:  A. Alfred Taubman
                      Title: Trustee, under Trust Agreement, dated November 17, 2004

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                  TAUBMAN INVESTMENTS, LLC


                   By:  /S/ A. ALFRED TAUBMAN
                      --------------------------------------------
                      Name: A. Alfred Taubman, Trustee, under Trust Agreement, dated April 27, 1978, as amended and restated in its entirety by instrument dated April 10, 2002
                      Title:  Manager

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                  FOR PURPOSES OF THE SECOND SENTENCE OF SECTION 3.5, SECTIONS 3.7, 5.2, 5.3 AND 5.5 AND ARTICLE 7 ONLY:


                       /S/ A. ALFRED TAUBMAN
                      --------------------------------------------
                      A. Alfred Taubman

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                  FOR PURPOSES OF THE SECOND SENTENCE OF SECTION 3.5, SECTIONS 3.7, 5.2, 5.3 AND 5.5, AND ARTICLE 7 ONLY:



                       /S/ ROBERT S. TAUBMAN
                      --------------------------------------------
                      Robert S. Taubman